 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 5, 2020
SILK ROAD MEDICAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38847	20-8777622
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1213 Innsbruck Drive
Sunnyvale, California 94089
(Address of principal executive office) (Zip Code)
(408) 720-9002
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	SILK	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement
On May 5, 2020, Silk Road Medical, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriters”), and Warburg Pincus X Partners, L.P. and WP X Finance, L.P. (collectively, the “Selling Stockholders”), relating to an underwritten public offering (the “Offering”) of 6,808,154 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $39.00 per share, consisting of 1,923,076 shares of Common Stock issued and sold by the Company (the “Primary Shares”) and 4,885,078 shares of Common Stock sold by the Selling Stockholders (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). Under the terms of the Underwriting Agreement, the Selling Stockholders granted the Underwriters an option exercisable for 30 days to purchase up to an additional 1,021,223 shares of Common Stock at the public offering price, less underwriting discounts and commissions. The Offering closed on May 8, 2020.
The Shares were sold pursuant to a registration statement on Form S-3/ASR (File No. 333-238007) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2020, a prospectus included in the Registration Statement, and a preliminary prospectus supplement and final prospectus supplement, filed with the SEC on May 5, 2020 and May 7, 2020, respectively.
The Company received net proceeds from the Offering of approximately $70.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering to expand its sales force and operations, increase its research and development activities, conduct or sponsor clinical studies and trials, lease new facilities, expand internationally, and to provide for working capital and other general corporate purposes. The Company may use a portion of the net proceeds to repay debt or acquire complimentary products, technologies, intellectual property or businesses. However, the Company currently does not have any agreements or commitments to complete any such transactions and are not involved in negotiations regarding such transactions.
The Selling Stockholders received proceeds from the Offering of approximately $180.9 million. The Company will not receive any of the proceeds from the sale of Secondary Shares by the Selling Stockholders.
The Underwriting Agreement contains customary representations, warranties, covenants, indemnification obligations of the Company, the Selling Stockholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and other obligations of the parties. The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.
In addition, pursuant to the terms of the Underwriting Agreement, (i) the Company’s executive officers and directors have entered into “lock-up” agreements with the Underwriters, which generally prohibit the sale, transfer or other disposition of securities of the Company for a 90-day period, subject to certain exceptions, and (ii) the Selling Stockholders have entered into substantially the same “lock-up” agreements with the Underwriters, which prohibit the sale, transfer or other disposition of securities for a 60-day period, subject to certain exceptions.
A copy of the legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation relating to the validity of the Shares issued and sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.
On May 5, 2020, the Company issued press releases announcing the launch and pricing of the Offering. On May 8, 2020, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are filed as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 5, 2020, by and among Silk Road Medical, Inc. and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named therein.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding the validity of the Shares.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

99.1	Press Release of Silk Road Medical, Inc. related to launch of the Offering, issued on May 5, 2020.

99.2	Press Release of Silk Road Medical, Inc. related to pricing of the Offering, issued on May 5, 2020.

99.3	Press Release of Silk Road Medical, Inc. related to closing of the Offering, issued on May 8, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILK ROAD MEDICAL, INC.

Date: May 8, 2020	By:	/s/ Erica J. Rogers
Erica J. Rogers
Chief Executive Officer